Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
NTELOS Holdings Corp.:
We consent to the incorporation by reference in the Registration Statements No. 333-132772, 333-132771, 333-132769, and 333-166622 on Form S-8 and Registration Statement No. 333-182343 on Form S-3 of our reports dated February 27, 2014, with respect to the consolidated balance sheets of NTELOS Holdings Corp. as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, cash flows, and changes in stockholders' equity for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, which reports appear in the 2013 Annual Report on Form 10-K of NTELOS Holdings Corp.

/s/ KPMG LLP

Richmond, Virginia
February 27, 2014